Exhibit 99

FOR IMMEDIATE RELEASE

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Lindsay Hatton
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2004 THIRD QUARTER RESULTS

•                  Third quarter sales of $36.2 million

•                  Earnings of $0.05 per diluted share

•                  Fourth quarter earnings guidance: $0.30 to $0.35 per diluted share

CHICAGO, IL, April 28, 2004 – Quixote Corporation (Nasdaq: QUIX) today reported results for its third quarter ended March 31, 2004.

Net sales for the third quarter were $36,169,000, compared with $25,205,000 in the third quarter of fiscal 2003.  The acquisitions of U.S. Traffic Corporation and Peek Traffic Corporation contributed net sales of $13,644,000 in the third quarter of fiscal 2004 and were not part of prior year results.  An operating loss of $459,000 in the third quarter of fiscal 2004 compared with an operating profit of $2,537,000 in the third quarter of fiscal 2003.  Net earnings for the third quarter of fiscal 2004 were $446,000, or $0.05 per diluted share, compared with $1,558,000, or $0.20 per diluted share, in the same period last year.  Included in net earnings for the third quarter of fiscal 2004 was a benefit for income taxes of $1,249,000, or $0.14 per diluted share, related to the favorable settlement of a tax audit during the quarter.

Net sales for the first nine months of fiscal 2004 were $110,847,000, compared with $75,472,000 in the first nine months of fiscal 2003.  Operating profit was $4,877,000, compared with $7,979,000 in the first nine months of fiscal 2003.  Net earnings were $3,233,000, or $0.37 per diluted share, compared with $4,889,000, or $0.61 per diluted share, for the same period last year.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Our results for the third quarter did not meet our expectations, largely as a result of significantly lower than expected sales volume at U.S. Traffic.   We believe this is due in part to the absence of new large contracts related to ongoing state and municipal budgetary issues.  These issues along with the delay in the passage of a new federal highway funding bill are adversely impacting both the Protect and Direct Group and the Inform Group.  Protect and Direct Group sales declined by 5%

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QUIXOTE CORPORATION REPORTS FISCAL THIRD QUARTER RESULTS

primarily due to lower sales of truck-mounted attenutors, which was partially offset by strong sales of permanent crash cushions and parts.  In the Inform Group, sales declined 24% organically, which was largely the result of decreased order flows throughout most of the segment.”

Mr. Jezuit continued, “Over the past few quarters, we have faced a number of challenges which have hindered our ability to generate the financial results that we have come to expect from our business.  Among these challenges is the prolonged delay in the approval of the new federal highway bill.  However, we continue to believe that the eventual passage of a funding bill will substantially reinvigorate our performance.  In addition, U.S. Traffic is operating below planned levels and is receiving our highest priority.  We are identifying and implementing the solutions that will improve the performance of this business, including the hiring of talented management-level professionals who will bring invaluable insight and skill to this business.

Mr. Jezuit concluded, “We continue to believe that Quixote is a strong business with excellent future prospects, even with the challenging and disappointing nature of our current operating environment.  We realize that the resolution of the issues facing us will not occur in the near-term and are therefore adjusting our outlook accordingly.  As a result, we expect earnings for the fourth quarter to be in the range of $0.30 to $0.35 per diluted share.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m. EST today, April 28, 2004, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2003, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003

Net sales	$36,169,000	$25,205,000	$110,847,000	$75,472,000
Cost of sales	26,185,000	15,156,000	77,017,000	44,964,000

Gross profit	9,984,000	10,049,000	33,830,000	30,508,000

Operating expenses:
Selling & administrative	9,440,000	6,877,000	26,404,000	20,986,000
Research & development	1,003,000	635,000	2,549,000	1,543,000
	10,443,000	7,512,000	28,953,000	22,529,000

Operating profit (loss)	(459,000)	2,537,000	4,877,000	7,979,000

Other income (expense):
Interest income	5,000	11,000	25,000	66,000
Interest expense	(588,000)	(187,000)	(1,590,000)	(637,000)
Other	(212,000)		(212,000)
	(795,000)	(176,000)	(1,777,000)	(571,000)

Earnings (loss) before income taxes	(1,254,000)	2,361,000	3,100,000	7,408,000
Income tax provision (benefit)	(1,700,000)	803,000	(133,000)	2,519,000

Net earnings	$446,000	$1,558,000	$3,233,000	$4,889,000

Per share data - basic:
Net earnings	$0.05	$0.20	$0.38	$0.63
Average common shares outstanding	8,660,921	7,738,268	8,495,076	7,793,082

Per share data - diluted:
Net earnings	$0.05	$0.20	$0.37	$0.61
Average diluted common shares outstanding	8,881,492	7,927,684	8,767,932	7,990,722

Quixote Corporation
Balance Sheet

	As of March 31, 2004	As of June 30, 2003
Assets
Current assets
Cash and cash equivalents	$6,023,000	$3,753,000
Accounts receivable, net	33,491,000	36,835,000
Inventories, net	23,767,000	22,967,000
Other current assets	5,845,000	3,533,000
	69,126,000	67,088,000

Property, plant and equipment, net	29,959,000	26,237,000
Intangible assets and other, net	69,425,000	57,500,000
	$168,510,000	$150,825,000

Liabilities and Shareholders’ Equity
Current liabilities	$25,755,000	$30,999,000
Long-term debt, net	53,659,000	39,789,000
Other long-term liabilities	5,186,000	4,482,000
Shareholder’s equity	83,910,000	75,555,000
	$168,510,000	$150,825,000

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